Exhibit 99.1

Weida Communications Announces Briefing Update to Discuss Business Operations in China

FORT LAUDERDALE, Fla., June 24, 2005 (PRIMEZONE) — Weida Communications, Inc. (Pink Sheets:WDAC), a U.S. managed telecommunications operator in China, announced today that it will hold a briefing call for investors and shareholders on Thursday, June 30th, 2005 at 10:00am EDT. During the call the company will discuss recent events impacting the company and will give its shareholders and investors updates on operations in China.

The dial-in number for the call is 1-800-493-7016. The access code will be 9545277750. The briefing call will also be Web Cast live on www.weida.com under the investor section of the website.

About Weida Communications, Inc.

Weida Communications is a U.S.-managed company that provides data communication services via satellite to businesses and government agencies throughout China. The company participates in the fast-growing China telecom market through its majority profit sharing interest in and control of the only wholly privately-owned company in China holding a license for bi-directional VSAT (Very Small Aperture Terminal) satellite communications services. VSAT is an attractive telecommunications solution in China with its exploding demand for telecommunications, dense urban areas, and extensive mountainous terrain. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations of the management of Weida Communications, Inc. (the Company) only, and are subject to a number of risk factors and uncertainties, including but not limited to the Company’s immediate need for equity financing in order to continue operations and to consummate the acquisition of a legal ownership interest in Guangzhou Weida, limited operating history, Weida Communications’ historical and likely future losses, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on the provision of VSAT-based communications services for the majority of its revenues, changes in technology and market requirements, decline in demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, loss of market share, and pressure on pricing resulting from competition, which could cause the actual results or performance of the Company to differ materially from those described therein. We undertake no obligation to update these forward- looking statements. For a more detailed description of the risk factors and uncertainties affecting the Company, refer to the Company’s reports filed from time to time with the Securities and Exchange Commission, including the information about risk factors provided in Item 1, “Business,” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on October 12, 2004.

CONTACT:	Weida Communications, Inc.
Ron J. Ison
(954) 527-7750
rison@weida.com